Exhibit 99(a)(4)

OFFER BY WESTMINSTER CAPITAL, INC.
TO PURCHASE FOR CASH
ALL ITS OUTSTANDING SHARES OF COMMON STOCK
AT
$2.80 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
  ON MAY 17, 2002, UNLESS THE OFFER IS EXTENDED

April 18, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Westminster Capital, Inc., a Delaware corporation (the "Company"), to act as Dealer Manager in connection with the Company's offer to purchase for cash all of the outstanding shares of its common stock, par value $1 per share (the "Shares"), at a purchase price of $2.80 per Share, net to the seller in cash, without interest thereon and any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates evidencing such Shares are not immediately available or who cannot deliver their Share certificates and all other required documents to U.S. Stock Transfer Corporation (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in the section entitled "THE TENDER OFFER—Procedures for Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        The Offer is subject to certain terms and conditions. See the sections entitled "INTRODUCTION" and "THE TENDER OFFER—Conditions of this Offer" of the Offer to Purchase.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.    The Offer to Purchase, dated April 18, 2002.

        2.    The BLUE Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to tender Shares for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of a signed Letter of Transmittal may be used to tender Shares.

        3.    The GREY Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date, or if the procedure of book-entry transfer cannot be completed by the Expiration Date.

        4.    A YELLOW printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining your clients' instructions with regard to the Offer.

        5.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

        6.    A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 17, 2002 UNLESS THE OFFER IS EXTENDED.

        The Board of Directors of the Company has unanimously approved the Offer, and the purchase of Shares contemplated by the Offer, and determined that the terms of the Offer are fair to, and in the best interests of, the Company's stockholders.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance of such Shares for payment pursuant to the Offer. Payment for shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as described in the Offer to purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) is utilized) and any other documents required by the Letter of Transmittal.

        In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and (ii) Share certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their Share certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in the section entitled "THE TENDER OFFER—Procedures for Tendering Shares" of the Offer to Purchase.

        The Company will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to us at our address and telephone numbers set forth on the back cover of the Offer to Purchase.

VERY TRULY YOURS,
GEORGESON SHAREHOLDER SECURITIES CORPORATION AS DEALER MANAGER

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.